For Immediate Release

Investor Relations Contact:                                   Media Contact:
Justin R. Victoria                                            Lowell B. Weiner
(973) 660-5340                                                (973) 660-5013

                       American Home Products Corporation
                     Reports Strong Net Revenue And Earnings
                           For The 2001 First Quarter


Significant Financial Highlights:

* Income from continuing operations increased 16%
* Diluted earnings per share from continuing operations up 15%
* Worldwide human pharmaceutical net revenue rose 12%
* Successfully completed $3.0 billion bond offering

Management Change:

* Effective May 1, 2001 Robert Essner will become President and CEO, replacing John R. Stafford, who will remain as Chairman

     Madison, New Jersey, April 25, 2001 -- American Home Products Corporation (the Company) (NYSE: AHP) today reported net revenue and earnings results for the 2001 first quarter. Worldwide net revenue increased 8% in the 2001 first quarter. Excluding the negative impact of foreign exchange, worldwide net revenue increased 11% for the 2001 first quarter. Income and diluted earnings per share from continuing operations for the 2001 first quarter increased to $733.6 million and $0.55 compared to $634.9 million and $0.48 in the prior year (excluding the Warner-Lambert Company termination fee), increases of 16% and 15%, respectively. Exclusive of the Warner-Lambert Company termination fee, the increases in income and diluted earnings per share from continuing operations for the 2001 first quarter were due to additional worldwide sales of human pharmaceuticals and lower interest expense offset, in part, by higher selling, general and administrative expenses, and research and development expenses.

     "The first quarter of 2001 was marked by the Company's continued focus on becoming a world leader in research-based pharmaceuticals as is evidenced by our 10% increase in research and development expenditures," said Chairman and CEO John R. Stafford. "It also marks the beginning of a new era, as Bob Essner has been named CEO, effective May 1, 2001. Bob will provide excellent leadership as we fulfill our growth strategy through drug development, marketing and key collaborative efforts as a first-tier pharmaceutical company."

Segment Information

     The following table sets forth worldwide net revenue by operating segment together with the percentage changes from the comparable period in the prior year:

                                         Three Months ended 3/31/01
Operating Segment                        ($ in 000's)(2)           Inc (Dec)

Human Pharmaceuticals (1)                 $2,716,973                12%

Animal Health Products                       162,325               (4)%
                                             -------               ---

  Pharmaceuticals                          2,879,298                11%

  Consumer Health Care                       569,878               (4)%
                                             -------               ---

Total (2)                                 $3,449,176                8%
                                          ==========               ===





(1) Effective January 1, 2000, the financial results of Immunex Corporation (Immunex), which previously were consolidated in the results of the Company, were deconsolidated and included in the financial results of the Company on an equity basis. As a result, alliance revenue relating to co-promotion agreements between the Company and Immunex is included in human pharmaceutical net revenue for both 2001 and 2000. The 2000 first quarter net revenue was restated to reflect the deconsolidation.

(2) The Company early adopted new authoritative accounting guidance as of January 1, 2001 reflecting certain rebates and sales incentives (i.e., coupons and other rebate programs) as reductions of revenues instead of selling and marketing expenses. Financial information for all prior periods presented has been reclassified to comply with the income statement classification requirements of the new guidance. These reclassifications had no effect on total net revenue growth between the periods presented.

       Pharmaceuticals

     Worldwide  pharmaceutical  net  revenue  increased  11% for the 2001  first
quarter.   Excluding  the  negative  impact  of  foreign   exchange,   worldwide
pharmaceutical net revenue increased 14% for the 2001 first quarter.

     Worldwide human pharmaceutical net revenue increased 12% due primarily to higher sales of Prevnar (introduced in the 2000 first quarter), Protonix (introduced in the 2000 second quarter), Premarin products and Effexor XR (as a result of higher volume and additional market share of new prescriptions) offset, in part, by lower sales of Meningitec, oral contraceptives and Ziac (due to generic competition). Excluding the negative impact of foreign exchange, worldwide human pharmaceutical net revenue increased 15% for the 2001 first quarter. Meningitec, the Company's meningococcal meningitis vaccine, was launched in the United Kingdom in the fourth quarter of 1999 as the first vaccine for this disease. The Company successfully obtained a majority of the meningococcal meningitis vaccine market, with a significant volume of sales occurring in the 2000 first quarter, and by the end of 2000 most children and adolescents in the United Kingdom had been vaccinated. The product is currently being launched in other European countries.

       Consumer Health Care

     Worldwide consumer health care net revenue decreased 4% for the 2001 first quarter due primarily to lower sales of the Centrum product line and Advil offset, in part, by higher sales of Chap Stick. Excluding the negative impact of foreign exchange, worldwide consumer health care net revenue decreased 2% for the 2001 first quarter.

     The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including the risks and uncertainties of a research-based pharmaceutical and consumer health care company, detailed from time to time in the Company's periodic reports, including quarterly reports on Form 10-Q and Annual Reports on Form 10-K, filed with the Securities and Exchange Commission. Actual results may differ from forward-looking statements.

     The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast which may be accessed by visiting the Company's website at www.ahp.com and clicking on the "Investor Relations" icon. Also, for further information regarding recent announcements and additional product information, please refer to the Company's website.

The comparative results of operations are as follows:
(In thousands except per share amounts)

                                                             Three Months Ended
                                                        3/31/01(1)              3/31/00(1)
                                                        ---------               ---------

Net Revenue                                             $3,449,176             $3,195,852

Cost of Goods Sold                                         798,603                781,992

Selling, General and Administrative Expenses             1,285,468              1,164,204

Research and Development Expenses                          450,989                408,218

Interest Expense, Net                                        3,939                 50,884

Other Income, Net                                          (70,811)               (66,400)

Termination Fee                                              -                 (1,709,380)
                                                          --------             ----------

Income from Continuing Operations Before
   Federal and Foreign Taxes                               980,988              2,566,334

Provision For Federal and Foreign Taxes                    247,434                820,325
                                                           -------                -------

Income from Continuing Operations (2)                      733,554              1,746,009
                                                           =======              =========

Discontinued Operations (3):
  Income from Operations of Discontinued
    Agricultural Products Business (net of
    federal and foreign taxes of $57,289)                    -                    103,346

  Loss on Disposal of Agricultural Products
    Business (including federal and foreign
    tax charges of $855,248)                                 -                 (1,572,993)
                                                          --------             ----------

Loss from Discontinued Operations                            -                 (1,469,647)
                                                          --------             ----------

Net Income                                                 733,554               $276,362
                                                           =======               ========

Basic Earnings Per Share from
    Continuing Operations                                    $0.56                  $1.34
Basic Loss Per Share from
    Discontinued Operations                                   -                     (1.13)
                                                             -----                   ------
Basic Earnings Per Share                                     $0.56                  $0.21
                                                             =====                  =====

Average Number of Common Shares Outstanding
    During Each Period - Basic (4)                       1,313,855              1,305,213

Diluted Earnings Per Share from
    Continuing Operations                                    $0.55                  $1.32
Diluted Loss Per Share from
    Discontinued Operations                                   -                     (1.11)
                                                            ------                  ------
Diluted Earnings Per Share                                   $0.55                  $0.21
                                                             =====                  =====

Average Number of Common Shares Outstanding
    During Each Period - Diluted (4)                    1,328,055               1,319,672


(1) Effective January 1, 2000, the financial results of Immunex, which previously were consolidated in the results of the Company, were deconsolidated and included on an equity basis in the results of operations of the Company. As a result, alliance revenue was recorded in net revenue in 2001 and 2000 for co-promotion agreements between the Company and Immunex. The 2000 first quarter results of operations were restated to reflect the deconsolidation of Immunex, which had no effect on income from continuing operations.

     The Company early adopted new authoritative accounting guidance as of January 1, 2001 reflecting certain rebates and sales incentives (i.e., coupons and other rebate programs) as reductions of revenues instead of selling and marketing expenses. Financial information for all prior periods presented has been reclassified to comply with the income statement classification requirements of the new guidance. These reclassifications had no effect on total net revenue growth between the periods presented.

(2) Income and diluted earnings per share from continuing operations for the 2001 first quarter were $733,554 and $0.55 per share-diluted, respectively. The 2000 first quarter results included income and diluted earnings per share from continuing operations of $1,111,097 and $0.84, respectively, resulting from the receipt of a $1,800,000 termination fee provided for under the merger agreement with Warner-Lambert Company, offset, in part, by certain related expenses. Excluding the termination fee, income and diluted earnings per share from continuing operations for the 2000 first quarter were $634,912 and $0.48, respectively. Excluding the termination fee, income and diluted earnings per share from continuing operations for the 2001 first quarter increased 16% and 15%, respectively, compared to the 2000 first quarter results.

(3) On March 20, 2000, the Company entered into a definitive agreement to sell the Cyanamid Agricultural Products business to BASF Aktiengesellschaft
     (BASF), which was completed on June 30, 2000, for $3,800,000 in cash and BASF assuming certain debt. The Cyanamid Agricultural Products business has been accounted for as a discontinued operation since the 2000 first quarter. As a result, the Company recorded an after-tax loss on the sale of this business of $1,572,993 or $1.19 per share-diluted, which included the after-tax operating income of the Cyanamid Agricultural Products business from April 1, 2000 through June 30, 2000 (the disposal date). The loss on the sale was due primarily to a difference in the basis of the net assets being sold for financial reporting purposes compared to the Company's basis in such net assets for tax purposes. This difference relates, for the most part, to goodwill that is not recognized for tax purposes. As a result, the transaction generated a taxable gain requiring the recording of a tax provision, in addition to a book loss related to a write-off of net assets in excess of the selling price.

(4) The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of outstanding stock options into common share equivalents using the treasury stock method.

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